Company Contact:
Damien Kane
Senior Vice President
Director of Marketing
732-499-7200 x2503
dkane@eNorthfield.com

FOR IMMEDIATE RELEASE

Northfield Bancorp, Inc. Announces
Appointment of Director Gil Medina

WOODBRIDGE, N.J., December 13, 2021 -- NORTHFIELD BANCORP, INC. (Nasdaq:NFBK) (the “Company’), today announced that its Boards of Directors appointed Gualberto (Gil) Medina as a director of both the Company and Northfield Bank.
Steven M. Klein, Chairman, President and CEO commented, “I’m pleased to announce that our Boards, under the leadership of Independent Director, Annette Catino, have appointed such a talented and well respected individual in Gil Medina. Gil’s diverse skills, life experiences, and contributions to his community, will play a key role in our continued development and growth.”
Mr. Medina is an Executive Vice President with CBRE Group, Inc., a full-service real estate services and investment firm. Mr. Medina, a resident of Little Falls, NJ, is a licensed real estate professional, who has worked for a diverse cross-section of industry sectors, including as Secretary of Commerce for the State of New Jersey. Mr. Medina is also an attorney and certified public accountant in the Commonwealth of Pennsylvania. Mr. Medina earned a J.D. from Temple University, and holds an undergraduate degree from Rutgers University. Mr. Medina serves in board leadership roles in business associations, non-profits, and health care, including the New Jersey State Chamber of Commerce, the Puerto Rico Science Technology & Research Trust, the Puerto Rico Consortium for Clinical Investigation, and St. Joseph’s Healthcare System.
About Northfield Bank
Northfield Bank, founded in 1887, operates 38 full-service banking branches in Staten Island and Brooklyn, New York, and Hunterdon, Middlesex, Mercer, and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.
Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong. They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, the effects of the COVID-19 pandemic, including the effects of the steps taken to address the pandemic and their impact on the Company’s market and employees, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, and adverse changes in the securities markets. Consequently, no forward-looking statement can be guaranteed. Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.